Exhibit 99.1

Frontier Communications to Enter 60-Day Grace Period on Interest Payment

Continuing Constructive Discussions with Bondholders

Serving Customers Without Interruption and Working with Business Partners as Usual

NORWALK, Conn., March. 16, 2020 – Frontier Communications Corporation (NASDAQ: FTR) today announced that it has elected to defer making the interest payments due on March 16, 2020 on certain of its senior unsecured notes and enter a 60-day grace period as it continues constructive discussions with its bondholders regarding Frontier’s capital structure.

FRONTIER STATEMENT:

We remain actively engaged in constructive discussions with our bondholders as the Company continues to evaluate its capital structure with an eye to reducing debt and interest expense. As part of this process, Frontier has made the decision to take advantage of the 60-day grace period allowed under the indenture to facilitate ongoing discussions as we work to reach a comprehensive resolution. Importantly, we continue to provide quality service to our customers without interruption and work with our business partners as usual.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers a variety of services to residential and business customers over its fiber-optic and copper networks in 29 states, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions.

Contacts
Investors: Luke Szymczak 203-614-5044 Vice President, Investor Relations luke.szymczak@ftr.com	Media: Javier Mendoza 562-305-2345 Vice President, Corporate Communications and External Affairs javier.mendoza@ftr.com	Meaghan Repko / Jed Repko Joele Frank Wilkinson Brimmer Katcher 212-355-4449

Forward-Looking Statements

This press release contains "forward-looking statements," related to future events. Forward-looking statements contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "may," "will," "would," or "target." Forward-looking statements, including statements regarding discussions with noteholders, by their nature address matters that are, to different degrees, uncertain. There can be no assurances that discussions with noteholders will result in a deleveraging or restructuring transaction or the terms of any such transaction. For additional risks that could impact future outcomes or results, please see the risks and other factors contained in Frontier’s filings with the U.S. Securities and Exchange Commission, including its most recent report on Form 10-K and its Form 10-Q for the quarter ended September 30, 2019. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. Frontier has no obligation to update or revise these forward-looking statements and does not undertake to do so.